Exhibit 99.1
ENCORE ENERGY PARTNERS UPDATES HEDGING POSITIONS
AND PROVIDES DISTRIBUTION GUIDANCE FOR FOURTH QUARTER OF 2007
FORT WORTH, Texas — (BUSINESS WIRE) — November 12, 2007 — Encore Energy Partners LP (NYSE: ENP) (“ENP” or the “Partnership”) announced today that it has entered into several new oil and natural gas hedging contracts for 2008 through 2010.
As a result of the Partnership’s new hedging contracts and continued strength in the Partnership’s business, the Partnership’s management expects to recommend to the Board of Directors an increase in the quarterly distribution to $0.3875 per unit for the quarter ending December 31, 2007 (or $1.55 per unit on an annualized basis) which represents a 10.7 percent increase over the current annualized distribution rate of $1.40 per unit.
The Partnership purchased additional oil derivative put options at a strike price of $75.00 per barrel to serve as floors for 2008 through 2010. In conjunction with the purchase of the additional puts, the Partnership sold a majority of its $65.00 per barrel puts over the same periods to offset the incremental costs. The net cost associated with the new oil hedging positions was $6.2 million.
The Partnership entered into natural gas hedging positions for 2010 similar to its current natural gas hedges in place for 2008 and 2009. The Partnership purchased natural gas derivative options in the form of puts at a strike price of $8.20 per thousand cubic feet (“Mcf”) for 2,000 Mcf per day at a total cost of $1.0 million. Additionally, the Partnership entered into a costless collar for 2,000 Mcf per day with a floor of $7.20 per Mcf and a ceiling of $9.38 per Mcf.
Jon S. Brumley, Encore Energy Partners GP LLC’s Chief Executive Officer and President, stated, “This is a perfect example of how the hedging strategy works for our unitholders and emphasizes the importance of purchasing put options. By retaining our upside to commodity prices, we were able to take advantage of record oil prices and roll our $65.00 per barrel floors up to $75.00 per barrel floors with excess cash that we expect to generate at today’s high commodity prices. We expect this to translate into larger quarterly cash distributions to our unitholders.” Mr. Brumley went on to state, “Even under a stress case of $50.00 per barrel oil and $5.00 per Mcf natural gas, we expect we can maintain our new unitholder distribution level and a minimum of 1.12 times coverage ratio through 2010 which is consistent with our initial public offering coverage ratio.”

Summary of Derivative Positions as of November 12, 2007:
Oil prices represent NYMEX WTI monthly average prices, while natural gas prices represent IF Houston Ship Channel (“HSC”) prices.
Oil Derivative Contracts

	Floors		Swaps		Caps
		Weighted		Weighted		Weighted
		Average		Average		Average
		Price		Price		Price
Period	Bbl/D	(per Bbl)	Bbl/D	(per Bbl)	Bbl/D	(per Bbl)
Nov. — Dec. 2007	2,500	$65.00	—	$—	—	$—
Jan. — Dec. 2008	2,500	73.00	—	—	—	—
Jan. — Dec. 2009	2,250	74.11	1,000	68.70	—	—
Jan. — Dec. 2010	2,000	75.00	—	—	1,000	77.23
Natural Gas Derivative Contracts

	Floors		Caps
		Weighted		Weighted
		Average		Average
		Price		Price
Period	Mcf/D	(per Mcf)	Mcf/D	(per Mcf)
Nov. — Dec 2007	4,000	$7.70	2,000	$9.85
Jan. — Dec. 2008	4,000	7.70	2,000	9.85
Jan. — Dec. 2009	4,000	7.70	2,000	9.85
Jan. — Dec. 2010	4,000	7.70	2,000	9.38
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Elk Basin of Wyoming and Montana and the Permian Basin of West Texas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected oil and natural gas production and prices, the benefits and cost of derivative financial instruments, expected coverage ratios and expectations regarding distributions. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect

ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; ENP’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in ENP’s final prospectus dated September 11, 2007 and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts:
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
or
Diane Weaver, 817-339-0803
dweaver@encoreacq.com